SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MANATRON, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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510 East Milham Avenue
Portage, Michigan 49002

August 5, 2005

To Our Shareholders:

          You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Manatron, Inc. The meeting will be held at the Western Michigan University Fetzer Center, in Kalamazoo, Michigan, on Wednesday, September 7, 2005, at 10:00 a.m., local time.

          On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement and enclosed proxy card are being furnished to shareholders on or about August 5, 2005. A report on Manatron's activities and its outlook for the future also will be presented at the meeting.

          It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return as soon as possible the enclosed proxy card. Sending a proxy will not affect your right to vote in person if you attend the meeting. However, if you hold your stock in a broker or bank "street" account and wish to vote your shares in person at the meeting, you must obtain the appropriate documentation from your broker or bank custodian and bring it with you to the meeting.

Portage, Michigan August 5, 2005	Respectfully, Randall L. Peat Chairman of the Board of Directors

Your Vote is Important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

510 East Milham Avenue
Portage, Michigan 49002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

          The Annual Meeting of Shareholders of Manatron, Inc., will be held at the Western Michigan University Fetzer Center, in Kalamazoo, Michigan, on Wednesday, September 7, 2005, at 10:00 a.m., local time, for the following purposes:

(i)	To elect two directors to serve three-year terms expiring in 2008;

(ii)	To vote on ratification of the appointment of Ernst & Young LLP as Manatron, Inc.'s independent auditors for the current fiscal year; and

(iii)	To transact any other business that may properly come before the meeting.

          Only shareholders of record as of the close of business on July 22, 2005, are entitled to notice of and to vote at the Annual Meeting.

          A copy of the Annual Report to Shareholders for the fiscal year ended April 30, 2005, is enclosed with this Notice. The following Proxy Statement and enclosed proxy card are being furnished to shareholders on or about August 5, 2005.

Portage, Michigan August 5, 2005	BY ORDER OF THE BOARD OF DIRECTORS Jane M. Rix Secretary

Your Vote is Important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

MANATRON, INC.

510 East Milham Avenue
Portage, Michigan 49002

ANNUAL MEETING OF SHAREHOLDERS

August 5, 2005

PROXY STATEMENT

          This Proxy Statement and the enclosed proxy card are being furnished to shareholders of common stock of Manatron, Inc. (the "Company") on or about August 5, 2005, in connection with the solicitation of proxies by the Board of Directors to be voted at the 2005 Annual Meeting of Shareholders, which will be held on Wednesday, September 7, 2005, at 10:00 a.m., local time, and at any adjournment of that meeting. The Annual Meeting will be held at the Western Michigan University Fetzer Center in Kalamazoo, Michigan.

          The purpose of this Annual Meeting is (i) to consider and vote upon the election of two directors to serve three-year terms expiring in 2008; (ii) to vote on the ratification of Ernst & Young LLP as the Company's independent auditors for the current fiscal year; and (iii) to transact any other business that may properly come before the meeting. Proxies in the accompanying form, if properly executed, duly returned to the Company and not revoked will be voted at the Annual Meeting. If a shareholder specifies a choice, the shares represented by proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted for the election of both nominees named in this Proxy Statement, for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year and in accordance with the discretion of the persons named as proxies on any other matters that may come before the meeting or any adjournment of the meeting. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

          Any shareholder executing and returning the enclosed proxy card may revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company at the address set forth above or by attending and voting at the Annual Meeting.

          The Company does not know of any matter to be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting of Shareholders. If any other matter should properly come before the meeting, the persons named in the proxy will have discretionary authority to vote in accordance with their judgment.

VOTING SECURITIES

          Holders of record of the Company's common stock, no par value ("Common Stock"), at the close of business on July 22, 2005, are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any adjournment of the meeting. As of July 22, 2005, 4,504,127 shares of the Company's Common Stock were issued and outstanding. Shareholders are entitled to one vote on each matter presented for shareholder action for each share of Common Stock registered in their names at the close of business on the record date. Shares cannot be voted unless the shareholder is present at the Annual Meeting or represented by proxy.

ELECTION OF DIRECTORS

The Board of Directors proposes that Randall L. Peat and Stephen C. Waterbury, both incumbent directors, be elected to serve three-year terms expiring in 2008.

          This Proxy Statement contains more information about the director nominees. The nominees presently are directors of the Company whose terms will expire at the 2005 Annual Meeting of Shareholders. Unless otherwise directed by a shareholder's proxy, the persons named as proxies intend to vote for the nominees identified above. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee is unable to serve or is otherwise unavailable for election, which is not now anticipated, the Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the election of the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominee. Proxies will not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

          A plurality of the shares present in person or represented by proxy and voting on the election of directors is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted on the election, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

Your Board of Directors Recommends That You
Vote FOR the Election of All Nominees as Directors

OWNERSHIP OF COMMON STOCK

Five Percent Holders

          The following table sets forth information as to each person known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of July 22, 2005 (or any different dates specified in the footnotes to the table). The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

	Amount and Nature of Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Sole Voting and Dispositive Power(1)	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership(1)	Percent of Class(3)

Randall L. Peat 510 East Milham Avenue Portage, Michigan 49002	401,222	1,132	402,354	7.9%

Eliot Rose Asset Management, LLC and Gary Siperstein(4) 10 Weybosset Street, Suite 401 Providence, Rhode Island 02903	637,000	--	637,000	12.5%
____________________________________

(1)	These numbers would include shares that may be acquired through options that are exercisable within 60 days after July 22, 2005. However, neither party named above holds any options.

(2)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses or children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(3)

These percentages represent the number of shares owned by each beneficial owner as of July 22, 2005, plus the shares that may be acquired by each respective beneficial owner through the exercise of outstanding stock options within 60 days by each after July 22, 2005, as a percentage of the total of all outstanding shares as of July 22, 2005, plus the total of the shares that may be acquired through the exercise of outstanding stock options by each respective beneficial owner within 60 days after July 22, 2005.

(4)

Based on information communicated by Mr. Siperstein to the Company as of July 15, 2005, the number of shares over which Gary S. Siperstein and Eliot Rose Asset Management, LLC have voting and dispositive power and of which each is deemed beneficial owner is 637,000 shares of the Company's common stock. Additional information concerning the relationship between Eliot Rose Asset Management, LLC and Gary S. Siperstein can be found in the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 on behalf of them both, jointly. The Schedule 13G indicates that as of December 31, 2004, Eliot Rose Asset Management, LLC was considered the beneficial owner of 342,850 shares of the Company's common stock pursuant to arrangements whereby it acts as investment adviser to certain persons. According to the Schedule 13G, Gary S. Siperstein was at that time deemed to be the beneficial owner of the same 342,850 shares of the Company's common stock pursuant to his ownership interest in Eliot Rose Asset Management, LLC. The Schedule 13G indicates that, as of December 31, 2004, Eliot Rose Asset Management, LLC and Gary S. Siperstein had sole voting and dispositive power over 342,850 shares of the Company's common stock.

Securities Ownership of Management

          The following table sets forth the number of shares of Common Stock beneficially owned as of July 22, 2005, by each of the Company's directors, nominees for director and the Chief Executive Officer, as well as the four other most highly compensated executive officers (the "named executive officers") and all of the Company's directors and officers as a group. The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

	Amount and Nature of Beneficial Ownership of Common Stock
Name of Beneficial Owner	Sole Voting and Dispositive Power(1)	Shared Voting or Dispositive Power(2)	Total Beneficial Ownership(1)	Percent of Class(3)

W. Scott Baker, Director	6,250	--	6,250	*

Gene Bledsoe, Director	29,099	1,102	30,201	*

Richard J. Holloman, Director	171,552	--	171,552	3.4%

G. William McKinzie, Executive Officer	100,171	--	100,171	2.0%

Randall L. Peat, Executive Officer and Director	401,222	1,132	402,354	7.9%

Early L. Stephens, Executive Officer	96,795	--	96,795	1.9%

Paul R. Sylvester, Executive Officer and Director	228,474	--	228,474	4.5%

Marty A. Ulanski, Executive Officer	59,051	--	59,051	1.2%

Harry C. Vorys, Director	29,794	2,231	32,025	*

Stephen C. Waterbury, Director	18,987	--	18,987	*

All directors and executive officers as a group	1,245,937	4,465	1,250,402	24.5%
____________________________________
*	Less than 1%.

(1)

These numbers include shares held directly and shares that may be acquired through options that are exercisable within 60 days after July 22, 2005. The number of shares that may be acquired through options that are exercisable within 60 days after July 22, 2005, for each listed person is as follows:

W. Scott Baker	5,000
Gene Bledsoe	12,000
Richard J. Holloman	11,000
G. William McKinzie	50,000
Randall L. Peat	--
Early L. Stephens	65,000
Paul R. Sylvester	110,000
Marty A. Ulanski	30,000
Harry C. Vorys	12,000
Stephen C. Waterbury	7,000
All directors and executive officers as a group	356,000

(2)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses or children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(3)

These percentages represent the number of shares owned by each beneficial owner as of July 22, 2005, plus the shares that may be acquired by each beneficial owner through the exercise of outstanding stock options within 60 days by each after July 22, 2005, as a percentage of the total of all outstanding shares as of July 22, 2005, plus the total of all shares that may be acquired through the exercise of outstanding stock options by each beneficial owner within 60 days after July 22, 2005.

BOARD OF DIRECTORS

          By Board resolution, the Company's Board of Directors is currently set at seven members, two of whom are standing for reelection. The Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Generally, each class of directors serves a term of office of three years, with the term of each class expiring at the Annual Meeting of Shareholders in successive years. This year, the Board of Directors has nominated Randall L. Peat and Stephen C. Waterbury to serve additional three-year terms.

          Biographical information is presented below for each person who either is nominated for election as a director at the 2005 Annual Meeting of Shareholders or is continuing as an incumbent director. Unless otherwise noted, each director and nominee for director has had the same principal employment for the last five years. None of the directors' employers are or were affiliates of the Company.

Nominees for Election to Terms Expiring in 2008

          Randall L. Peat (age 57) has been a director since 1972. Mr. Randall Peat was one of the founders of the Company and became Chairman of the Board of Directors in October of 1995. In addition to his chairman responsibilities, Mr. Randall Peat is actively involved in various sales, marketing and operations activities for the Company. Mr. Randall Peat has held a number of positions with the Company since its inception over thirty-five years ago.

          Stephen C. Waterbury (age 55) has been a director since 1991. Mr. Waterbury is a partner at the law firm of Warner Norcross & Judd LLP located in Grand Rapids, Michigan.

Incumbent Directors Whose Terms Expire in 2007

          Gene Bledsoe (age 60) has been a director since 1993. Mr. Bledsoe served as the Managing Partner of the Casal Group Corporation from 1992 to 2002, a computer industry marketing services and management consulting firm based in Dallas, Texas. Since 2002, Mr. Bledsoe has been a marketing and technology consultant with Virginia Cook, Realtors located in Dallas, Texas.

          Paul R. Sylvester (age 46) has been a director since 1987. Mr. Sylvester became President and Chief Executive Officer of the Company in March of 1996. Mr. Sylvester served as the Company's Vice President-Finance and Chief Financial Officer from 1987 until 1998. Mr. Sylvester is also a Director and the Chairman of the Audit Committee of X-Rite, Incorporated, a leading global provider of systems and solutions for color and light measurement whose stock is quoted on the NASDAQ - National Market System (XRIT).

Incumbent Directors Whose Terms Expire in 2006

          Richard J. Holloman (age 51) has been a director since 1992. Since 2002, Mr. Holloman has served as National Account Manager for Misys Healthcare Systems, which designs, develops and supports information products for hospitals, physicians, commercial laboratories, physician practices and home care providers. From 1997 until 2002, Mr. Holloman served as President and Chief Executive Officer of VisionAir, Inc., located in Wilmington, North Carolina, which designs, develops and distributes Emergency 911 and public safety software and related services to local governments nationwide.

          Harry C. Vorys (age 80) has been a director since 1986. Before his retirement in July of 1990, Mr. Vorys was an Executive Vice President, Treasurer and Director of Citizens Trust and Savings Bank of South Haven, Michigan, which later merged into Shoreline Bank, where he held like positions. Mr. Vorys served as a director of Shoreline Financial Corporation, the former holding company of Shoreline Bank, from inception to 1997. Mr. Vorys is currently retired and serves as Chairman of the Board of St. Johns Northwestern Military Academy Foundation, Inc., a non-profit organization.

          W. Scott Baker (age 43) has been a director since 2000. Mr. Baker currently is the President of National Nail Corporation, a building materials manufacturer and distributor, and has held this position since May of 1997. From 1983 to May of 1997, Mr. Baker was employed with Arthur Andersen, LLP, an auditing, management and technology consulting firm, where he served as Partner from 1996 to 1997.

Shareholder Communication with the Board

          Shareholders may communicate with the Board of Directors as a whole or any individual director by writing to the directors care of the Company's Corporate Secretary at: ATTN: Jane M. Rix - Confidential, Manatron, Inc., 510 E. Milham Avenue, Portage, Michigan 49002. The Corporate Secretary will review any shareholder communications and, if appropriate, forward them as directed.

BOARD COMMITTEES AND MEETINGS

          The Company's Board of Directors, which is responsible for the overall management of the business and affairs of the Company, held four meetings during fiscal 2005. Although the Company has not adopted a written policy with respect to the attendance of its directors at Board and committee meetings, directors are expected to make every effort to personally attend every Board meeting and every meeting of each committee on which they serve as a member. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, after each regularly scheduled Board of Directors meeting. Each director attended 75% or more of the aggregate of the total number of Board of Directors meetings and of the total number of committee meetings of which he was then a member. Six of the Company's seven then-current directors attended the 2004 annual meeting of shareholders in person and one attended by telephone.

          The Board of Directors has determined that Messrs. Baker, Bledsoe, Holloman, Vorys and Waterbury meet the applicable National Association of Securities Dealers, Inc. ("NASD") and Securities and Exchange Commission ("SEC") standards for independence, including the heightened standard for Audit Committee members, and have no material relationship with the Company. Each director is subject to the Manatron, Inc. Code of Ethics and Conduct, a copy of which is posted on the Company's website at www.manatron.com.

          The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. Effective July 22, 2004, the Compensation Committee and the Stock Option Committee were combined into a single committee, to be known as the Compensation Committee. The members of each committee are appointed by the Board of Directors.

          Audit Committee. The Audit Committee is responsible for, among other things: (i) appointing, retaining and approving the compensation of and providing oversight of the independent auditors; (ii) reviewing and approving the scope of the yearly audit plan; (iii) reviewing the results of the annual audit with management and the independent auditors; (iv) reviewing the Company's internal controls with the independent auditors; (v) reviewing the recommendations of independent auditors for accounting or operational improvements; (vi) reviewing nonaudit services and special engagements to be performed by the independent auditors; and (vii) reporting to the Board of Directors on the Audit Committee's activities and findings and making recommendations to the Board of Directors on these findings. The Audit Committee met five times during fiscal 2005.

          The members of the Audit Committee are Messrs. Baker (Chairman), Vorys and Bledsoe. The Audit Committee meets the definitions of an "audit committee" under applicable NASD and SEC rules. The Board of Directors has determined that each member of the Audit Committee is independent, as that term is defined in Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the NASD and in applicable rules of the SEC. The Board of Directors has determined that Mr. Baker is an audit committee financial expert, as that term is defined in Item 401(h)(2) of SEC Regulation S-K. Effective July 7, 2004, the Board of Directors amended and restated the written charter for the Audit Committee. A copy of the charter is posted on the Company's website at www.manatron.com.

          Compensation Committee. The responsibilities of the Compensation Committee include (i) recommending the cash and other incentive compensation, if any, to be paid to the Company's Chief Executive Officer and certain other executive officers; (ii) the administration and award of stock options and restricted stock under the Company's stock plans; and (iii) the review of all material proposed option plan changes. In addition, the Compensation Committee determines the key employees to whom options and restricted stock will be granted, the number of shares covered by each option or award, the exercise price of each option, and other matters associated with option and restricted stock awards.

          The Compensation Committee currently consists of Messrs. Vorys (Chairman) and Bledsoe. The Board of Directors has determined that each member of the Compensation Committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD. The Compensation Committee met twice during fiscal 2005. In July 2004, the Board of Directors adopted a written charter for the Compensation Committee. A copy of the charter is posted on the Company's website at www.manatron.com.

          Nominating Committee. The Nominating Committee considers and evaluates the qualifications of potential candidates for the Board of Directors and recommends appropriate candidates to the full Board of Directors. It also monitors and makes recommendations to the Board of Directors regarding the Company's Corporate Governance Policy (a copy of which is posted on the Company's website at www.manatron.com.) and other matters of policy and practice relating to corporate governance. The Nominating Committee consists of Messrs. Stephen C. Waterbury (Chairman), Vorys and Holloman. The Board of Directors has determined that each member of the Nominating Committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD. The Nominating Committee did not formally meet during fiscal 2005, but members of the Nominating Committee discussed director transition planning, director qualifications, and possible director nominees in contemplation of future changes in the composition of the Board of Directors. In July 2004, the Board of Directors adopted a written charter for the Nominating Committee. A copy of the charter is posted on the Company's website at www.manatron.com.

          A shareholder of record of shares of a class entitled to vote at any meeting of shareholders called for the election of directors (an "Election Meeting") may make a director nomination at the Election Meeting if, and only if, that shareholder first has delivered, not less than 120 days before the date of the Election Meeting in the case of an Annual Meeting, and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of the Company setting forth with respect to each proposed nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of capital stock of the Company that are beneficially owned by the nominee; (iv) a statement that the nominee is willing to be nominated and to serve; and (v) such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee. The Nominating Committee shall consider every nominee so proposed by a shareholder and report each such nomination along with the Nominating Committee's recommendation to the full Board. The Nominating Committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Nominating Committee by communicating with the Nominating Committee as described above under the heading "Board of Directors - Shareholder Communications with the Board."

          The Board of Directors believes that the Company and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board of Directors meetings. Accordingly, there are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. In making nominee recommendations to the Board, the Nominating Committee considers a potential nominee's ability, judgment and personal and professional integrity. The Nominating Committee seeks nominees who are likely to be most effective, in conjunction with other nominees and Board members, in collectively serving the long-term interests of the stockholders. Important considerations include a strong understanding of financial statements, experience functioning at an executive level with profit and loss responsibility, experience with publicly traded companies, experience in a company that is niche-oriented, is focused on performance-oriented products, is technology driven and/or operates in a competitive environment. The

Nominating Committee identifies and evaluates nominees for director on a case-by-case basis and has no written procedures for doing so. There is no material difference in the manner in which the Nominating Committee evaluates nominees for director that were recommended by a shareholder.

          Executive Committee. The Executive Committee has the authority to exercise the powers of the Board of Directors in managing the Company's business affairs and property during intervals between meetings of the Board of Directors. The Executive Committee consists of Messrs. Waterbury, Peat and Sylvester. The Executive Committee has met once since the last Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. It meets with management and the Company's independent registered public accounting firm from time to time and reports the results of its activities to the Board of Directors. In this capacity, the Audit Committee has done the following:

•	We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended April 30, 2005.

•

We have discussed with the independent registered public accounting firm ("auditors") the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

•

We have received and reviewed the written disclosures and the letter from the auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence including a consideration of the compatibility of non-audit services with their independence.

          Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Form 10-K Report for the year ended April 30, 2005.

Respectfully submitted, W. Scott Baker (Chairman) Gene Bledsoe Harry C. Vorys

COMPENSATION OF DIRECTORS

          Effective as of the September 8, 2004 meeting of the Board of Directors, non-employee directors receive an $8,000 annual retainer fee plus additional compensation in accordance with the following: $1,000 for attendance at each meeting of the Board of Directors, $750 for attendance at each Audit Committee meeting (with the Chairman of the Audit Committee receiving $1,250) and $500 for attendance at each committee meeting other than the Audit Committee.

          In addition, each non-employee director automatically receives annually, on the date of the annual meeting of shareholders, an award of restricted shares of the Company's common stock having a market price equal to $10,000 on that date. Such shares are restricted from being sold, transferred, pledged, or assigned for a period of one year after the date of the award. On October 14, 2004, the date of the 2004 annual meeting, each non-employee director received an award of 1,250 restricted shares, which amount was calculated using the market value of the Company's common stock on the date of the grant, which was $8.00 per share.

EXECUTIVE COMPENSATION

          The following table sets forth certain information concerning the compensation earned during each of the last three fiscal years ended April 30, 2005, 2004 and 2003, by the Company's Chief Executive Officer and the named executive officers:

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation				Restricted Stock Awards(2)	Numbers of Shares Underlying Options(3)	All Other Compensation (4)
Name and Principal Position	Year	Salary		Bonus

Paul R. Sylvester President and Chief Executive Officer	2005 2004 2003	$200,000 185,000 166,000		$38,326 10,000 28,500	(1)	-- (7) --	-- -- --	$14,000 14,341 37,232

Randall L. Peat Chairman of the Board	2005 2004 2003	$142,000 131,000 118,000		$27,188 10,000 21,900	(1)	-- -- --	-- -- --	$ 9,724 9,714 34,708

G. William McKinzie Chief Operating Officer	2005 2004 2003	$156,000 143,000 127,000		$29,944 10,000 22,300	(1)	(9) -- (6)	20,000 -- 30,000	$10,236 10,123 4,447

Early L. Stephens Chief Technology and Marketing Officer	2005 2004 2003	$146,000 133,000 117,000		$28,024 10,000 20,700	(1)	-- -- --	-- -- --	$9,970 9,404 7,021

Marty A. Ulanski Executive Vice President of Sales and Business Development	2005 2004 2003	$136,000 $101,000 --	(5) (5)	$28,105 $10,000 --	(1)	(10) (8) --	10,000 20,000 --	$8,656 $2,764 --

(1)

On June 10, 2005, the Company paid bonuses in the indicated amounts to each named executive officer based on the Company's profitability during the fiscal year ended April 30, 2005. These amounts reflect the amounts earned for the respective fiscal year even though they may have been paid in the subsequent fiscal year.

(2)

The values of restricted stock awards are indicated below in the corresponding footnotes and are calculated using the closing market price of common stock on the date of grant.

As of the end of fiscal year 2005, each of the named executive officers listed below held shares of unvested restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock. The number of shares of unvested restricted stock held by each of the named executive officers and the aggregate value of those shares at April 30, 2005 (as represented by the market value of the Company's Common Stock on that date, which was $8.92), without giving effect to the reduction in value attributable to the restrictions on the stock, are as follows:

	Number of shares	Aggregate Value
Paul R. Sylvester	45,000	$401,400
Randall L. Peat	--	--
G. William McKinzie	38,000	$338,960
Early L. Stephens	24,000	$214,080
Marty A. Ulanski	30,000	$267,600

(3)	The number of shares underlying options include all option awards shown in greater detail below under the heading "Option Grants in Last Fiscal Year."

(4)

All other compensation for the year ended April 30, 2005, includes: (i) Company matching contributions under the Company's 401(k) plan of $2,500 for Mr. Sylvester, $1,895 for Mr. Peat, $1,690 for Mr. McKinzie, $1,950 for Mr. Stephens and $1,063 for Mr. Ulanski; (ii) amounts paid by the Company for life insurance of $472 for Mr. Sylvester; and (iii) Company contributions under the Company's Supplemental Executive Retirement Plan for calendar year 2004 of $10,377 for Mr. Sylvester, $7,365 for Mr. Peat, $8,038 for Mr. McKinzie, $7,538 for Mr. Stephens, and $7,138 for Mr. Ulanski. In addition, 73 shares were contributed by the Company to Mr. Sylvester's ESOP account, 52 shares were contributed to Mr. Peat's ESOP account, 57 shares were contributed to Mr. McKinzie's ESOP account, 54 shares were contributed to Mr. Stephens ESOP account and 51 shares were contributed to Mr. Ulanski's ESOP account. The value of such shares is calculated using the market value of the Company's Common Stock on April 30, 2005, which was $8.92.

(5)	Mr. Ulanski joined the Company in July 2003. Accordingly, his salary for fiscal 2004 is only for ten months and he had no salary for fiscal 2003.

(6)

Under the Restricted Stock Plan of 1987, Mr. McKinzie was granted 30,000 shares of restricted common stock on May 1, 2002, of which 6,000 shares vest annually beginning on May 1, 2003. The value of this restricted stock award was $124,500 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $4.15 per share.

(7)

Under the Executive Stock Plan of 2000, Mr. Sylvester was granted 15,000 shares of restricted common stock on August 1, 2003, of which 6,000 shares vested on August 1, 2004 and 1,500 shares vest annually thereafter. The value of this restricted stock award was $108,750 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $7.25 per share.

(8)

Under the Stock Option and Restricted Stock Plan of 2003, Mr. Ulanski was granted 20,000 shares of restricted common stock on August 1, 2003, of which 4,000 shares vest annually beginning on August 1, 2004. The value of this restricted stock award was $145,000 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $7.25 per share.

(9)	Under the Stock Option and Restricted Stock Plan of 2000, Mr. McKinzie was granted 20,000 shares of restricted common stock on August 1, 2004, of which 4,000 shares vest annually beginning on August 1, 2005. The value of this restricted stock award was $166,600 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $8.33 per share.

(10)

Under the Stock Option and Restricted Stock Plan of 2000, Mr. Ulanski was granted 10,000 shares of restricted common stock on August 1, 2004, of which 2,000 shares vest annually beginning on August 1, 2005. The value of this restricted stock award was $83,300 and was calculated using the market value of the Company's Common Stock on the date of the grant, which was $8.33 per share.

Option Grants in Last Fiscal Year

          The following table sets forth information regarding stock options granted to the Chief Executive Officer and the named executive officers during the fiscal year ended April 30, 2005:

	Individual Grants

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees In Fiscal	Exercise Price per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Granted (1)	Year	Share	Date	5%	10%

Paul R. Sylvester	--	--	--	--	--	--
Randall L. Peat	--	--	--	--	--	--
G. William McKinzie(1)	20,000	44%	$ 8.33	July 31, 2014	$105,000	$ 265,500
Early L. Stephens	--	--	--	--	--	--
Marty A. Ulanski(2)	10,000	22
%
			$ 8.33	July 31, 2014	$ 52,000	$ 132,800

(1)

On August 1, 2004 the Company granted 20,000 options to purchase shares of Common Stock to Mr. McKinzie. These options become exercisable over a three-year period, with 7,000, 6,500 and 6,500 options becoming exercisable annually beginning on August 1, 2005, 2006 and 2007, respectively. Exercise prices of stock options are determined by the Compensation Committee and are equal to the fair market value of the Company's Common Stock on the grant date. Options terminate, subject to certain limited exercise provisions, in the event of death or certain other terminations of employment.

(2)

On August 1, 2004 the Company granted 10,000 options to purchase shares of Common Stock to Mr. Ulanski. These options become exercisable over a three-year period, with 3,500, 3,500 and 3,000 options becoming exercisable annually beginning on August 1, 2005, 2006 and 2007, respectively. Exercise prices of stock options are determined by the Compensation Committee and are equal to the fair market value of the Company's Common Stock on the grant date. Options terminate, subject to certain limited exercise provisions, in the event of death or certain other terminations of employment.

Aggregated Option Exercises in Last Fiscal Year and Fiscal-Year End Option Values

          The following table sets forth information regarding stock options exercised by the Chief Executive Officer and the named executive officers during the fiscal year ended April 30, 2005:

	Number of Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul R. Sylvester	--	--	110,000	--	$ 494,950	--
Randall L. Peat	30,000	$ 189,440	--	--	--	--
G. William McKinzie	--	--	50,000	--	$ 127,000	--
Early L. Stephens	--	--	65,000	--	$ 211,675	--
Marty A. Ulanski	--	--	30,000	--	$ 39,300	--

____________________________________

(1)	An option is considered "in-the-money" for purposes of this table if its exercise price was lower than the market value of the Company's common stock as of April 30, 2005 which was $8.92 per share.

Equity Compensation Plan Information

          The following table provides information about the Company's equity compensation plans regarding the number of securities to be issued under these plans, the weighted average exercise prices of options outstanding under these plans and the number of securities available for future issuance as of April 30, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)

Equity compensation plans approved by shareholders(1)	594,900	$5.13	350,250

Equity compensation plans not approved by shareholders(2)	--	Not applicable	2,500

Total	594,900	$5.13	352,750
______________________________

(1)

Consists of the Manatron, Inc. Restricted Stock Plan of 1987, the Manatron, Inc. 1989 Stock Option Plan, the Manatron, Inc. 1994 Long-Term Incentive Plan, the Manatron, Inc. 1995 Long-Term Incentive Plan, the Manatron, Inc. Restricted Stock Plan of 1998, the Manatron, Inc. Stock Incentive Plan of 1999, the Manatron, Inc. Executive Stock Plan of 2000, the Manatron, Inc. Stock Option and Restricted Stock Plan of 2003 and the Manatron, Inc. Stock Option and

Restricted Stock Plan of 2004. Each plan for which aggregated information is provided contains customary anti-dilution provisions that are applicable in the event of a stock split, stock dividend or certain other changes in the Company's capitalization.

(2)

Consists of the Manatron, Inc. Restricted Stock Plan of 2000. This plan provides for the grant of restricted stock to certain employees, including software development and other technical-related employees. Directors and officers are not eligible to participate. The Compensation Committee has the power to select the participants to participate in the plan and sets the terms and conditions of the plan, based upon the recommendations of the Company's Chief Executive Officer. The terms and conditions of awards may vary among participants. No payment is required from a participant for an award of restricted stock. If a participant is no longer an employee of the Company or a subsidiary for any reason other than death, total disability or any other reason determined by the Compensation Committee, any shares of restricted stock not vested and still subject to restrictions on the date of termination are forfeited and must be returned to the Company. Unless the Compensation Committee otherwise consents or unless the terms of the restricted stock agreement provide otherwise, shares of restricted stock may not be sold, transferred or otherwise disposed of by a participant while they are still restricted ("Restricted Period") other than to the Company or by will or the laws of descent and distribution. The participants may not resell or redistribute the restricted stock after the Restricted Period except upon such conditions as the Company reasonably may specify to ensure compliance with federal and state securities laws. The Restricted Stock Plan of 2000 contains customary anti-dilution provisions that are applicable in the event of a stock split, stock dividend or certain other changes in the Company's capitalization.

(3)

The numbers of shares reflected in column (c) in the table above with respect to the Manatron, Inc. Restricted Stock Plan of 1987 (300 shares), the Manatron, Inc. 1994 Long-Term Incentive Plan (0 shares), the Manatron, Inc. 1995 Long-Term Incentive Plan (18,000 shares), the Manatron, Inc. Restricted Stock Plan of 1998 (600 shares), the Manatron, Inc. Stock Incentive Plan of 1999 (57,200 shares), the Manatron, Inc. Executive Stock Plan of 2000 (27,500 shares), the Manatron, Inc. Restricted Stock Plan of 2000 (5,400 shares), the Manatron, Inc. Stock Option and Restricted Stock Plan of 2003 (50,000 shares) and the Manatron, Inc. Stock Option and Restricted Stock Plan of 2004 (193,750 shares) represent shares that may be issued other than upon the exercise of an option, warrant or right.

The numbers provided in this footnote and in column (c) will increase to the extent that options relating to the number of shares listed in column (a) of the table or outstanding shares of restricted or unrestricted stock previously issued under a plan are canceled, surrendered, modified, exchanged for substitutes or expire or terminate prior to exercise or vesting because any such number of shares will again become available for issuance under the plan under which the option or stock was granted.

Supplemental Executive Retirement Plan

          On July 17, 2002, the Company adopted a Supplemental Executive Retirement Plan, which became effective January 1, 2002 (the "SERP"). The SERP is a nonqualified deferred compensation plan available to selected executives, who are chosen by the Board of Directors. The participants in the SERP are Mary N. Gephart, Krista L. Inosencio, G. William McKinzie, Randall L. Peat, Early L. Stephens, Paul R. Sylvester, and Marty A. Ulanski. Each participant has entered into a participation agreement with the Company, providing that the Company will contribute 5% of a participant's salary for 10 years as an employer-funded credit. In addition to employer funded credits, each participant may decide to contribute a percentage of his/her salary or a fixed dollar amount ("elective deferral credits").

          The Company contributed approximately $52,000, $48,000 and $35,000 to the SERP for calendar years 2004, 2003 and 2002, respectively. A participant is 100% vested with respect to all of the participant's elective deferral credits. Pursuant to a March 26, 2003 amendment, until a participant reaches the age of 55, an employer-funded credit will vest as follows: one-third of the contribution will become vested immediately when granted, and the remaining two-thirds of the contribution will vest in equal increments on the one-year and two-year anniversaries of the grant date. By way of illustration, an employer-funded credit for the year ending December 31, 2004, will vest as follows: 33-1/3% will be vested on December 31, 2004; 66-2/3% will be vested on December 31, 2005; and 100% will be vested on December 31, 2006. Upon the reaching the age of 55, a participant will be 100% vested with respect to all amounts that have been contributed by the Company.

          All of a participant's employer-funded credits and elective deferral credits are held in a trust. Participants may designate investments for their own accounts under the SERP, and each year earnings (or losses) are credited (or debited) to the participant's account in accordance with the designated investments. However, the trust is under no obligation to invest a participant's credit as directed, and for tax purposes, the designated investments are actually "hypothetical investments."

          Payments under the SERP will generally begin on January 1st following the later of a participant's: (i) 55th birthday; or (ii) termination of employment; provided that payments will begin sooner in the event of a participant's death of disability. Payments are scheduled to be made in 10 annual installments, although the Company may decide to pay the amounts more rapidly or in a lump sum. If a participant's employment is terminated involuntarily for any reason other than competition or a detrimental act, the Company will pay the entire account within 30 days following termination.

          The Company may terminate the SERP or stop further accrual of SERP benefits for a participant at any time, but termination will not affect previously accrued benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee develops compensation policies for the Company and evaluates annual salaries and incentive compensation plans for the Chief Executive Officer and other executive officers. The Compensation Committee submits its recommendations on these matters to the full Board of Directors for ratification. The Compensation Committee consists of at least two directors, all of whom are independent, as that term is defined in Rule 4200(a)(15) of the NASD.

Compensation Philosophy

          The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, as well as incentives to achieve superior financial performance. The Compensation Committee's policies are designed to achieve four primary objectives: (i) align management's compensation with the Company's achievement of annual and long-term performance goals; (ii) reward superior performance by the Company; (iii) recognize individual initiative and achievement; and (iv) assist the Company in attracting and retaining quality executive officers. The Compensation Committee believes that a significant portion of the annual compensation of each officer must relate to, and be contingent upon, the performance of the Company.

          The Company's basic compensation policies are designed to enhance shareholder value by rewarding executive officers for profitable growth of the Company and increases in the value of its common stock. The Company's executive compensation policies also seek to align the interests of executive officers and other key employees with the interests of shareholders through stock ownership. The Compensation Committee believes that it is in the Company's best interest to generate rewards for senior executives and key employees, which may result in above-average performance measured in terms of profit growth and total shareholder return.

          Executive officer compensation is comprised of three primary components: base salary and benefits, annual performance bonus and participation in stock option and restricted stock plans. Each component of compensation is designed to accomplish one or more of the compensation objectives. Benefits offered to executive officers include participation in the Salary Deferral and Employee Stock Ownership Plan, which covers substantially all employees, the Employee Stock Purchase Plan and the Company's various health, life and disability insurance benefit plans, and as previously noted, the SERP.

          Congress has amended the Internal Revenue Code to add Section 162(m) which provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. The Company believes its compensation policies reflect due consideration of Section 162(m).

Base Salary

          The Company seeks to attract and retain well-qualified executives by providing base salaries at levels that are considered to be competitive. In setting the base salaries of the Company's executive officers, the Compensation Committee considers the skill and experience required by an individual's position, job performance, accountability and tenure. Although the Compensation Committee refers to base salaries at other comparable companies to help establish guidelines, the Company's current operating performance is considered most important in determining the base salaries of management.

          The Compensation Committee believes current base salaries for executive officers of the Company have not kept pace with and are below average for executives in similar positions. It is the Compensation Committee's intention to continue to increase base salaries of the Chief Executive Officer and certain other executive officers to more competitive levels as profits improve. Nonetheless, incentive compensation based upon criteria designed to reward executives for performance which enhances shareholder value will continue to represent a significant percentage of potential executive compensation.

          In general, the Compensation Committee adjusts the salaries of the Chief Executive Officer and certain other executive officers on an annual basis. The annual adjustments are determined by considering the Company's performance, each officer's performance, any increased responsibilities of the officer and current economic conditions.

Annual Bonus Plan

          Annual bonuses under the Company's incentive compensation plan are intended to reward the Chief Executive Officer and other executive officers of the Company for achieving certain objectives, including targeted levels of revenues and operating income. The Chief Executive Officer and the other executive officers' bonuses were based on each executive's level of achievement to pre-established performance goals for fiscal 2005. Although these bonuses were paid in July 2005, they are reflected in the Summary Compensation Table as fiscal 2005 compensation as they were related to performance for fiscal 2005. Bonuses for fiscal 2004 and fiscal 2003 are also reflected in the Summary Compensation Table above.

          For fiscal year 2006, the primary measure of corporate performance on which annual bonuses will be based is pre-tax income. Executive officers are generally targeted to receive bonus compensation equal to 10% of their fiscal 2006 wages, exclusive of any bonuses, if the Company achieves $1.5 million in pre-tax income. An additional 1% of wages will be paid in bonuses to the executive officers for each additional $50,000 increment of pre-tax income. The maximum bonus that can be earned under this plan is 50% of wages. Pre-tax income is defined as net revenues less cost of revenues, selling, general and administrative expenses, plus other net income, which generally includes, interest income and expense, rental income and gains and losses on fixed asset disposals determined in accordance with Generally Accepted Accounting Principles. Pre-tax income excludes bonus expense related to this plan, but not other bonuses paid to non-executive officers, as well as any non-recurring gains and losses that the Company's independent auditors deem as such. Pre-tax income also excludes state and federal income taxes that the Company has historically and consistently recorded as such in its income statement. An executive officer must be employed at the time the bonuses are paid to be eligible for payment. Furthermore, if an executive officer is on a performance improvement plan at any time during fiscal 2006, the Company may use its discretion in paying all or a portion of the bonus to the respective individual.

Stock Options and Restricted Stock

          The Compensation Committee of the Board of Directors periodically grants stock options and restricted stock to executive officers, as well as other key employees, of the Company. Stock options provide the recipient the right to acquire shares of the Company's Common Stock at fair market value on the date of grant. The options generally become exercisable over a three to five year period immediately after the date of grant and expire 10 years following the date of grant. The number of shares covered by each grant is designed to provide the executive officers, as well as other key employees, a substantial incentive to operate the Company from the perspective of an owner, thereby closely aligning their interests to those of the Company's shareholders.

          Although the Compensation Committee believes that stock ownership by executive officers and other key employees is beneficial, the Company currently has no target ownership level for Common Stock holdings by executive officers. The Compensation Committee generally does take into account in its decisions the amount and value of options and restricted stock currently held by an executive officer when considering additional awards.

Chief Executive Officer Compensation

          Mr. Sylvester's compensation is based upon the policies and objectives discussed above. The Compensation Committee considers current operating performance to be a key determinant in establishing the base salary of Mr. Sylvester and also considers his performance, skill and experience, accountability, length of service and current economic conditions. The Compensation Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of Mr. Sylvester's potential compensation.

          On October 10, 1996, the Company signed an employment agreement with Mr. Sylvester which provides for his continued service to the Company as President and Chief Executive Officer until termination of the employment agreement. The employment agreement is described in this Proxy Statement under the heading "Employment Agreements, Termination of Employment and Change in Control Arrangements." Mr. Sylvester received a salary of $200,000 and an annual bonus of $38,326 for fiscal year 2005.

          All recommendations of the Compensation Committee attributable to compensation in the 2005 fiscal year were unanimous and were approved and adopted by the Board of Directors without modification.

          The Compensation Committee welcomes written comment from the Company's shareholders concerning its compensation programs. Comments should be marked "personal and confidential" and addressed to the Compensation Committee of the Board of Directors, Manatron, Inc., 510 East Milham Avenue, Portage, Michigan 49002.

Respectfully submitted,

Harry C. Vorys (Chairman) Gene Bledsoe

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

Paul Sylvester's Employment Agreement

          On October 10, 1996, the Company entered into an employment agreement with Mr. Sylvester. This agreement provides for employment for Mr. Sylvester until the agreement is terminated as provided therein. Under his employment agreement, Mr. Sylvester is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; and (iv) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. Sylvester is entitled to a Company automobile or a car allowance for business purposes and is eligible to participate in the annual Company incentive plan.

          If Mr. Sylvester's employment is terminated other than for Cause or if he resigns from his employment With Cause (each as defined in his employment agreement), his agreement, as amended effective as of May 1, 1998 and July 22, 2004, requires the Company to pay Mr. Sylvester for a period of two years severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

Randall Peat's Employment Agreement

          On July 17, 1986, the Company entered into an employment agreement with Randall Peat, which provides for, among other things, an annual salary, annual bonus and other fringe benefits, as determined from time to time by the Board of Directors. For any given year, it is intended that Mr. Peat's monthly salary and fringe benefits not be less than those received in the prior year. Mr. Peat's annual bonus is determined by his participation in the annual Company incentive plan. The term of Mr. Peat's employment agreement is a rolling five-year term, which is extended an additional year in December of each year unless the Board of Directors determines otherwise.

G. William McKinzie's Employment Agreement

          On March 21, 2005, the Company entered into an employment agreement with G. William McKinzie. This agreement provides for the employment of Mr. McKinzie until the agreement is terminated as provided therein. Under his employment agreement, Mr. McKinzie is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. McKinzie is entitled to participate in the annual Company incentive plan.

          If Mr. McKinzies' employment is terminated other than for Cause or if he resigns from his employment for Good Reason (each as defined in his employment agreement), his agreement requires the Company to pay Mr. McKinzie for a period of one year severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

Early Stephen's Employment Agreement

          On March 21, 2002, the Company entered into an employment agreement with Early L. Stephens. This agreement provides for the employment of Mr. Stephens until the agreement is terminated as provided therein. Under his employment agreement, Mr. Stephens is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. Stephens is entitled to participate in the annual Company incentive plan.

          If Mr. Stephens' employment is terminated other than for Cause or if he resigns from his employment for Good Reason (each as defined in his employment agreement), his agreement, as amended effective as of July 22, 2004, requires the Company to pay Mr. Stephens for a period of one year severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

Marty A. Ulanski's Employment Agreement

          Effective August 1, 2004, the Company entered into an employment agreement with Marty A. Ulanski. This agreement provides for the employment of Mr. Ulanski until the agreement is terminated as provided therein. Under his employment agreement, Mr. Ulanski is entitled to receive: (i) an annual salary; (ii) paid vacation in accordance with the Company's vacation policies; (iii) standard benefits offered to all employees; (iv) automobile expenses in accordance with the Company's standard automobile use policies and practices; and (v) reimbursement of reasonable expenses in connection with the performance of job duties. In addition, Mr. Ulanski is entitled to participate in the annual Company incentive plan.

          If Mr. Ulanskis' employment is terminated other than for Cause or if he resigns from his employment for Good Reason (each as defined in his employment agreement), his agreement requires the Company to pay Mr. Ulanski for a period of one year severance pay of an amount equal to his base salary and any and all benefits in effect at the time of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company's Compensation Committee is composed of Messrs. Vorys and Bledsoe. Until July of 2004, Mr. Waterbury was also a member. Mr. Waterbury is a partner at the law firm of Warner Norcross & Judd LLP. The services of Warner Norcross & Judd LLP were utilized by the Company in fiscal year 2005 and the Company intends to continue to use this firm in fiscal year 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          During fiscal year 2005, the Company retained the law firm of Warner Norcross & Judd LLP to perform certain legal services for the Company. Stephen C. Waterbury, a director of the Company, is a partner in Warner Norcross & Judd LLP. The Company plans to continue to retain Warner Norcross & Judd LLP in the future for certain legal matters.

          In addition, during fiscal year 2005, the Company paid HBH Investments approximately $23,000 of rental income associated with the Company's Greenville, North Carolina office. Richard Holloman, who is a member of the Board of Directors, has a one-third ownership interest in HBH Investments.

STOCK PERFORMANCE GRAPH(1)

          The following graph compares the cumulative total shareholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index and the Company's peer index, an industry index comprised of the common stock of nine companies in the computer software industry assuming an investment of $100 over a five-year period ended April 30, 2005, using April 30, 2000 as a base period. The peer index consists of the companies listed in the footnote to the graph. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The Peer Group was selected by the Company and includes the companies listed in the footnotes to the graph below. Cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

          The dollar values for total shareholder return plotted in the graph below are shown in the following table:

	2000	2001	2002	2003	2004	2005

Manatron	$100.00	$37.33	$47.52	$82.36	$90.08	$105.73
S & P 500	100.00	87.03	76.04	65.92	81.00	86.13
Peer Group	100.00	90.81	126.42	100.01	141.90	150.25

(1)

The Peer Group consists of: CACI International Inc; CAM Commerce Solutions, Inc.; Dyntek, Inc. (formerly Tekinsight.com Inc.); Maximus, Inc.; NIC Inc. (f/k/a National Information Consortium, Inc.); PEC Solutions, Inc.; Telos Corporation; Tier Technologies, Inc.; and Tyler Technologies, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who beneficially own more than 10% of the outstanding shares of the Company's common stock to file reports of ownership and changes in ownership of shares of Common Stock with the SEC. Directors and officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file with the SEC. Based solely on a review of the copies of the Section 16(a) reports received by it during the last fiscal year, or written representations from certain reporting persons that no reports on Form 5 were required to be filed by them for the 2005 fiscal year, the Company believes that its directors and officers complied with all Section 16(a) reporting and filing requirements during the Company's last fiscal year, except as described below.

•

Three open-market sales during 1999 by Mr. Holloman totaling 15,800 shares of the Company's common stock were not reported on Form 4 or Form 5 during 1999. A Form 4 was filed in fiscal 2005 to report these sales. Two open-market purchases in fiscal 2005 by Mr. Holloman totaling 1,900 shares of the Company's common stock were reported approximately one and one-half months late by Mr. Holloman. The Company became aware of the sales and purchases only shortly before the Forms 4 were filed.

•

Mr. Holloman has failed to report the disposition of 1,200 shares some time in 1999. Mr. Holloman has not ascertained the details of this disposition and the Company has not been able to do so either. The Company became aware of this unreported disposition shortly before Mr. Holloman's late Form 4 was filed to report his three open-market sales in 1999. This disposition of 1,200 shares in 1999 has not been reported on a Section 16 report.

•	The exercise of an option to purchase 1,050 shares of the Company's common stock in fiscal 2005 by Mr. Vorys was reported six business days late.

•

A Form 4 for each of the following persons was reported four business days late with respect to the following transactions: an award of stock options and restricted stock to Ms. Gephart, Ms. Inosencio, Mr. McKinzie and Mr. Ulanski; along with the related surrender of shares by Ms. Inosencio and Mr. Ulanski.

•

The spouse of Mr. Peat holds common stock of the Company through the Company's Salary Deferral and Employee Stock Ownership Plan. These holdings had not previously been reported on Mr. Peat's Section 16(a) reports and were first reported on Mr. Peat's Form 5 for fiscal 2005.

SELECTION OF AUDITORS

The Board of Directors proposes the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

          Ernst & Young LLP ("Ernst & Young"), independent auditors and certified public accountants, has audited the financial statements of the Company for the fiscal year ended April 30, 2005, and the Company has selected Ernst & Young as its principal independent auditors for fiscal year 2006. Representatives of Ernst & Young are expected to be present at the 2005 Annual Meeting of Shareholders, will be provided with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

          The ratification of the selection Ernst & Young as our independent auditors for fiscal 2006 to be voted on at the meeting will be approved if a majority of the shares that are voted at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

Your Board of Directors Recommends That You
Vote FOR the ratification of the reappointment of Ernst & Young LLP

          Audit Fees. Ernst & Young billed the Company $89,050 for fiscal 2005 and $88,050 for fiscal 2004 for the annual audit, reviews of the financial statements included in the Company's Form 10-Q filings and services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

          Audit-Related Fees. Ernst & Young billed the Company $11,500 for fiscal 2005 and $12,500 for fiscal 2004 for assurance and related services that were reasonably related to the performance of the audit or a review of the financial statements and that are not reported as Audit Fees above, including the audit of the Company's Employee Stock Ownership and Salary Deferral Plan and other consultations not arising as part of the audit or quarterly reviews.

          Tax Fees. Ernst & Young did not perform tax compliance, tax advice or tax planning services for the Company in fiscal 2005 or fiscal 2004, and accordingly, it did not bill the Company for any such services.

          All Other Fees. Ernst & Young did not perform any services for the Company in fiscal 2005 or fiscal 2004 other than those described above, and accordingly, it did not bill the Company for any services other than as described above.

          In its determination of Ernst & Young's independence, the Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of the auditor.

          Pre-Approval Policies. The Audit Committee has adopted a Policy Regarding the Approval of Audit and Permissible Nonaudit Services Provided by the Independent Auditor. The policy requires that all services provided by the independent auditors, including audit-related services and non-audit services, must be pre-approved by the audit committee. The policy allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors' services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that the Audit Committee will have authority and responsibility to approve and authorize payment of the independent auditors' fees. Finally, the policy sets forth certain services that the independent auditors are prohibited from providing to the Company. Although Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 permits de minimis exceptions to the preapproval requirements, the policy requires the pre-approval of all services provided by the independent auditor.

SHAREHOLDER PROPOSALS

          Proposals that shareholders intend to present at the Annual Meeting of Shareholders in 2006 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company no later than April 7, 2006, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the Secretary of Manatron, Inc., 510 East Milham Avenue, Portage, Michigan 49002. All other proposals of shareholders that are intended to be presented at the Annual Meeting of Shareholders in 2006 must be received by the Company not later than April 7, 2006, or they will be considered untimely.

SOLICITATION OF PROXIES

          The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials or otherwise communicate with beneficial owners of shares held by them. The Company has retained Georgeson Shareholder Communications, Inc. at an estimated cost of $6,000, plus expenses and disbursements, to assist in the solicitation of proxies.

Portage, Michigan August 5, 2005	BY ORDER OF THE BOARD OF DIRECTORS Jane M. Rix Secretary

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MANATRON, INC.
			For All	With- hold All	For All Except*
This Proxy is Solicited on Behalf of the Board of Directors		1. ELECTION OF DIRECTORS:	☐	☐	☐

    The undersigned shareholder hereby appoints Randall L.
Peat and Paul R. Sylvester, and each of them, each with full power of substitution, proxies to represent the shareholder
listed in this Proxy and to vote all shares of Common Stock
of Manatron, Inc. that the undersigned would be entitled to
vote on all matters which come before the Annual Meeting of
Shareholders to be held at the Western Michigan University
Fetzer Center, in Kalamazoo, Michigan, on Wednesday,
September 7, 2005, at 10:00 a.m., and any adjournment
of that meeting.

Nominees: Randall L. Peat and Stephen C. Waterbury to serve terms expiring in 2008.

*(INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.)

			For	Against	Abstain
		2. PROPOSAL TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR:	☐	☐	☐

This Proxy is Solicited on Behalf of the Board of Directors

Your board of directors recommends that you VOTE FOR ALL NOMINEES AND FOR APPROVAL OF THE PROPOSALS IDENTIFIED ON THIS PROXY.

Please be sure to sign and date this Proxy in the box below.	Date

     If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy for directors and for approval of all of the proposals identified on this Proxy . The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Shareholder sign above---Co-holder (if any) sign above

     IMPORTANT--Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate, or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

+ Detach above card, sign, date and mail in postage paid envelope provided. +

MANATRON, INC.
510 East Milham Avenue, Portage, Michigan 49002

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.